Exhibit 99.3

Investor Contact :	Bradley D. Lehan
(904) 996-2817

Funds Managed by Fortress Investment Group LLC

Complete Acquisition of Florida East Coast Industries, Inc.

JACKSONVILLE, Fla.— July 26, 2007 — Florida East Coast Industries, Inc. (“FECI”) (NYSE:FLA) announced today the completion of the merger transaction in which FECI has been acquired by a company formed by certain private equity funds managed by affiliates of Fortress Investment Group LLC, pursuant to a previously announced definitive merger agreement entered into on May 8, 2007.

As a result of the merger, which was approved by FECI’s shareholders at a special meeting on July 24, 2007, FECI’s shareholders are entitled to receive $62.50 per share in cash. Shareholders also received on July 25, 2007, a one-time special cash dividend of $21.50 per share on all issued and outstanding common stock. The combined dividend and merger consideration equal $84.00 per share. FECI has applied to delist its shares from trading on the New York Stock Exchange and will terminate its reporting obligations under the Securities Exchange Act of 1934. Trading in FECI’s shares will be suspended prior to tomorrow’s market opening.

The special dividend was paid in accordance with normal FECI dividend practices. In the case of the merger consideration, FECI shareholders whose shares are held in book entry form at American Stock Transfer & Trust Company, FECI’s transfer agent, will receive cash for their shares from American Stock Transfer & Trust Company, which will serve as the paying agent for the merger. FECI shareholders who possess physical stock certificates will receive instructions and a letter of transmittal by mail from American Stock Transfer & Trust Company concerning how and where to forward their certificates for payment of the merger consideration. For shares held in “street name” by a broker, bank or other nominee, shareholders will not need to take any action to have shares converted into cash, as this should be done by the broker, bank or other nominee. Questions about the deposit of merger proceeds should be directed to the appropriate broker, bank or other nominee.

About Florida East Coast Industries, Inc.

Florida East Coast Industries, Inc., conducts operations through two distinct businesses, Flagler Development Group (Flagler), its commercial real estate operation, and Florida East Coast Railway, L.L.C. (FECR). The Company’s website may be found at http://www.feci.com.

About Fortress Investment Group LLC

Fortress Investment Group, founded in 1998, is a leading global alternative asset manager with approximately $36 billion in assets under management as of March 31, 2007. Fortress raises, invests, and manages private equity funds, hedge funds and publicly traded alternative investment vehicles.